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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
Contacts:
Ribozyme Pharmaceuticals, Inc.
Ralph E. Christoffersen, Ph.D.
CEO and President
(303) 449-6500

Freeman McCue Public Relations
Daniel McCue
(714) 557-3663


                         RIBOZYME PHARMACEUTICALS INC.
                    MAINTAINS ITS DOMINANT PATENT PORTFOLIO

BOULDER, Colorado July 12, 2000 - Ribozyme Pharmaceuticals, Inc. (RPI) (NASDAQ:RZYM) announced that opposition proceedings against one of its ribozyme patents in Europe (European Patent No. EP-B1 0291533) resulted in maintenance of the fundamental "Cech" patent. RPI's competitors had initiated Opposition proceedings against this patent in 1996. The patent expires in 2006. Today the European Opposition Division found no grounds for revoking the patent, but has decided to clarify the scope of the claims to cover self-splicing intervening sequence derived ribozymes. Today's decision will have no impact on RPI's ability to commercialize ribozymes, including its ongoing clinical programs, and will not affect its relationship with partner companies now engaged in ribozyme co-development. RPI's ability to enforce its patent remains in effect.

"The original patent has performed as it was intended. It provided the necessary umbrella coverage for ribozymes which allowed us to develop the technology and move confidently into the 21/st/ century", said Ralph E. Christoffersen, Ph.D., President and CEO. "We have now filed over 200 specific patents which cover the ribozyme technology, essentially as broadly as the original patents, including all aspects necessary for product development and marketing of ribozyme therapeutics worldwide. Furthermore, these patents have either just issued or are expected to issue in the near future. Taken together with maintenance of the Cech patent, the overall patent portfolio is expected to continue to provide broad coverage for the ribozyme technology for many years."

The maintenance of the Cech patent adds to the arsenal of broad claims already granted in the U.S. and Japan. In 1997, the Japanese equivalent of the above European patent was challenged by RPI's competitors and the Japanese Patent Office rejected the oppositions and decided to maintain the patent in its entirety. In addition to the foregoing European and Japanese patents, RPI has seven corresponding patents that have issued in the United States. These patents continue to provide broad coverage for the ribozyme technology in the U.S. Furthermore there
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are no granted patents that RPI products are believed to infringe, and in contrast, competitors must in general still seek a license from RPI to commercialize ribozymes.

RPI has built a formidable multi-layered intellectual property portfolio around its ribozyme technology by filing and in-licensing a large number of patents covering various aspects of the ribozyme technology. The foregoing European patent is a small portion of this massive firewall. RPI has rights to over 100 issued /allowed patents and over 100 pending patent applications worldwide covering various aspects of the ribozyme technology, including ribozyme design, synthesis, chemical modification, delivery, ribozyme motifs, vector production, as well as application to specific therapeutic targets, such as vascular endothelial growth factor (VEGF) receptor, Hepatitis C Virus (HCV) and HER-2. RPI believes it has established a dominant intellectual property position in the field of ribozymes.

Ribozymes are the product of Nobel Prize winning science and are synthetically engineered to act as "molecular scissors" capable of cleaving target RNA in a highly specific manner.

RPI, located in Boulder, Colorado, is the acknowledged leader in ribozyme therapeutic development. RPI is partnered with Eli Lilly for development of an anti-Hepatitis C virus ribozyme which is in clinical trials designed to study safety and to assess the effect of the compound on HCV viral RNA levels in chronic Hepatitis patients. RPI is partnered with Chiron Corporation for the development and commercialization of ANGIOZYME, an anti-angiogenic ribozyme designed to inhibit the growth of new blood supplies to tumors and prevent tumor growth and metastasis. ANGIOZYME is in Phase I/II clinical trials in cancer patients at the Cleveland Clinic. RPI is also partnered with an affiliate of Elan Corporation plc for development and commercialization of HERZYME, an anti-HER-2 ribozyme for treatment of breast and other cancers, through RPI's subsidiary Medizyme Pharmaceuticals Ltd.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in RPI Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings.